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                                                                   EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT ("Agreement"), made and entered into as of this 30th day of October, 1995, by and between JOHN BARTELS, an individual currently a resident of Fulton County, Georgia (hereinafter referred to as "Employee"), and TSW INTERNATIONAL, INC., a Georgia corporation (hereinafter referred to as "Company");

                                   WITNESSETH:

     WHEREAS, Company desires to employ Employee, and Employee desires to be employed by Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1.     EMPLOYMENT.

     Subject to the terms hereof, Company hereby employs Employee, and Employee hereby accepts such employment. Employee shall serve as the Chief Financial Officer of Company in accordance with the Bylaws of the Company.
In such capacity, Employee shall report to the Chief Executive Officer of the Company and devote his full business time (except for such responsibilities to serving on other boards of directors and other commitments as shall be approved by the Company) and best efforts to the performance of his duties on behalf of Company, as directed by the Chief Executive Officer and the Board of Directors (the "Board") of the Company. Unless Company and Employee agree otherwise, Employee's principal office shall be located in the Company's corporate offices in the vicinity of metropolitan Atlanta, Georgia.

     SECTION 2.     TERM.

     2.1 GENERAL. The employment of Employee hereunder shall commence as of October 30, 1995 and shall continue until terminated upon the occurrence of any of the following events:

          (i)    The death of Employee;

          (ii) The mutual written agreement of the Company and Employee to terminate this Agreement;

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          (iii)  The resignation by Employee upon thirty (30) days prior written notice to the Company; provided, however, that in the event any such resignation by Employee occurs as a result of a Relocation (as hereinafter defined) the Company shall continue to pay to Employee, in full satisfaction of its obligations hereunder, his Base Salary (as defined in Section 3.1) for a period of twelve (12) months from the date of such resignation. As used in this subsection, "Relocation" shall mean the relocation of the Employee's principal place of employment (or that of the key members of the staff reporting to the Chief Financial Officer of the Company) to a location other than the metropolitan Atlanta, Georgia area;

          (iv) The termination of Employee's employment hereunder by the Company for "good cause." For the purpose of this Agreement, "good cause" shall mean (a) a material breach by Employee of his obligations hereunder; or (b) conduct by Employee amounting to fraud, dishonesty or negligence; and
          (v) The termination of Employee's employment hereunder by the Company without good cause; provided, however, that upon any such termination under this subsection (v) the Company shall continue to pay to Employee, in full satisfaction of its obligations hereunder, his Base Salary (as defined in Section 3.1) for a period of twelve (12) months from the date of such termination.

     2.2 NO REPAYMENT OBLIGATION OF EMPLOYEE. In the event this Agreement is terminated pursuant to Section 2.1 herein, Employee shall have no obligation to repay any amounts or benefits previously paid to Employee pursuant to this Agreement, and the Company shall have no obligation to pay Employee any further amounts and further benefits after the date of termination except for such amounts or benefits, if any, (i) which are required to be paid or offered to Employee under any applicable federal or state law, (ii) which accrued prior to the date of termination, or (iii) which are payable pursuant to subsections (iii) or (v) of Section 2.1 above.

     SECTION 3.     COMPENSATION; EXPENSES.

     3.1 SALARY. Employee shall be paid a base salary (the "Base Salary") during the term of his employment hereunder at the rate of Two Hundred Twenty Thousand Dollars ($220,000) per annum for the period commencing on the date hereof and ending upon the termination of Employee's employment hereunder. Unless otherwise increased by the Board of Director in its sole discretion, the Base Salary will continue to be Two Hundred Twenty Thousand Dollars ($220,000) during the term of Employee's employment hereunder. The Base Salary shall be paid to Employee in equal installments on normal Company pay dates, but in no event less often than monthly in arrears, less all applicable withholdings.

     3.2 SIGNING BONUS. The Company shall pay to the Employee a "Signing Bonus" of Forty Thousand Dollars ($40,000), less all applicable withholdings, which shall be paid on or before January 31, 1996.

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     3.3  BONUS PLANS.  Company shall allow Employee to participate at a level consistent with his status as Chief Financial Officer in any pension or profit sharing plan now or as may hereafter be provided or offered to the Company's senior executive officers in accordance with the terms and requirements of the applicable plan. The Company agrees to work with Employee in designing and implementing an incentive bonus plan for Employee to commence with the fiscal year beginning April 1,1996.

     3.4 EXPENSES. Employee shall be reimbursed for all ordinary and reasonable business expenses incurred by Employee at the request and on behalf of Company upon the presentation of appropriate supporting documentation to the Company.

     SECTION 4.     ADDITIONAL EMPLOYMENT BENEFITS.

     Company shall provide Employee with the following additional employment benefits during the term of his employment hereunder:

     4.1 MEDICAL INSURANCE. Company shall pay for and shall provide Employee with such life, medical, dental, disability and other insurance benefits as is made available from time to time to the senior executive officers of the Company. All such insurance coverage shall commence as soon as practicable after the date hereof.

     4.2 VACATION. Employee shall be entitled to paid vacation time in accordance with the Company's vacation policy for senior executives in effect from time to time, provided, however, that such paid vacation time shall not be less than four (4) weeks per annum.

     4.3 OTHER BENEFITS. Company shall provide Employee with any other benefits that Company generally provides to its senior executive officers.

     SECTION 5.     GRANT OF STOCK OPTIONS.

     Concurrently herewith the Company has granted to Employee, and does hereby affirm the grant of, an incentive stock option to purchase 141,600 shares of the common stock of the Company, par value $0.01 per share, at a price per share of $11.48 in accordance with the terms and conditions set forth on Exhibit "A" attached hereto. This option shall be evidenced by a written stock option agreement in form customarily used by the Company for its employee stock options.

     SECTION 6.     RESTRICTIONS.

     6.1 OWNERSHIP. All Work Product when and as it is created or conceived, including all intellectual property rights therein, shall be disclosed to and owned exclusively by Company. For purposes of this Agreement, "Work Product" refers to all inventions, discoveries and improvements and all other information of value or importance concerning the business and actions of Employee while acting on behalf of Company (but limited to the

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Company's management information systems business), including (without limitation) information concerning software development, customer prospects and accounts, personnel, marketing and business strategies. Notwithstanding the preceding sentence, Work Product shall exclude all inventions, discoveries and improvements and all other information of value or importance concerning the business and actions of Employee while acting on behalf of parties other than Company, if undertaken with the consent of the board of directors of the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Section 101 ET AL., as amended) and owned exclusively by the Company. Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all associated rights, exclusively in the Company.

     6.2 CONFIDENTIALITY. Employee shall maintain in strict confidence and shall not use or disclose (except as required to perform Employee's duties under this Agreement) any "Trade Secrets" or "Confidential Information" of Company, its affiliates and customers. With respect to the Company's Trade Secrets, this obligation shall apply during and after the term of this Agreement for so long as the pertinent information remains a Trade Secret, and shall apply whether or not the Trade Secret is in written or tangible form. With respect to the Company's Confidential Information, this obligation shall apply during the term of this Agreement and for three (3) years after its termination. As provided by Georgia statutes, "Trade Secret" shall mean any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company's business, Company's Trade Secrets include (without limitation) information regarding software programs, names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible "on-line." As used in this Agreement, the Company's "Confidential Information" shall refer to valuable, non-public competitively sensitive data and information relating to the Company's business or its clients business, other than Trade Secrets, that is not generally known by or readily available to competitors of the Company; it also includes any information or data specifically identified as a "Trade Secret" in the immediately preceding sentence that is determined by a court of competent jurisdiction not to be a "Trade Secret."

     6.3 DELIVERY. Upon the request of Company, and, in any event, upon the termination of Employee's employment, (1) Employee shall take such steps as Company may

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reasonably request in order to transfer, disclose, and give Company the full benefit of any Work Product remaining in Employee's possession; and (2) Employee shall deliver to Company all memoranda, notes, records, drawings, manuals, disks and other documents and media, regardless of form, that certain Work Product or Trade Secrets. Employee shall not retain any such materials (whether in original or duplicated form) following such delivery.

     6.4 NON RECRUITMENT. Employee agrees that during his employment by the Company and for a period of two (2) years following any termination of such employment, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit or attempt to solicit on behalf of or for the benefit of any entity which competes with the Company (i) any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employee is pursuant to written agreement and whether or not such employment is for a determined period or is at will, or (ii) any person or entity that is an agent or independent contractor of the Company in the continental United States; nor will Employee at any time during such period, either directly or indirectly, induce or attempt to induce any such agent or independent contractor to terminate, breach or otherwise fail fully to perform any agency or agreement with the Company.

     6.5 NAMES AND MARKS. Following the termination of Employee's employment, Employee shall not, for the benefit of his own or any other person or entity's business, use or display the names, marks, logos or slogans of the Company or its affiliates, or any name, mark, logo or slogan similar thereto, without the prior written consent of the Company.

     6.6 LIMITATION ON SOLICITING CLIENTS. Employee agrees that during his employment, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any "Client" for the purpose of providing the Client with services or products competitive with those offered by the Company during the Employment Term. For purposes of this Agreement, "Clients" shall mean actual clients or actively sought prospective clients of the Company during the term of Employee's employment by the Company.
Employee agrees that for eighteen (18) months after the last day of his employment, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any Client of the Company for the purpose of providing the Client with services or products competitive with those offered by the Company during his employment; provided that the covenant in this sentence shall limit Employee's conduct only with respect to those Clients with whom Employee had substantial contact (through direct or supervisory interaction with the Client or the Client's account) during a period of time up to but no greater than two (2) years prior to the last day of his employment.

     6.7 NO COMPETE COVENANT. In the event that the Company terminates this Agreement prior to the expiration of the term hereof pursuant to Section 2.2 hereof, for so long as the Company is making severance payments to the Employee, Employee agrees that

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he will not, either directly or indirectly, enter into any employment or other relationship with any entity or enterprise which is engaged, wholly or partly, in any business competitive with the Company whereby Employee is required to or does perform services similar to those he provides to the Company hereunder.

     6.8 RELIEF. In the event of any breach or threatened breach by Employee of any covenant contained in this Section 6, the resulting injuries to Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages may result. Accordingly, an award of legal damages, if without other relief, may be inadequate to protect the Company. Employee therefore agrees that, in the event of any such breach, Company shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. In the event the Company seeks damages from Employee for any breach of any covenant contained in this Section 6, Employee's liability shall be limited to the then fair market value of any shares of the Company's capital stock owned by the Employee ("shares" shall include any shares of the Company's capital stock to which Employee holds options to purchase and any shares purchased pursuant to such options, but shall exclude any other shares purchased by Employee).

     6.9 REASONABLENESS OF COVENANTS. Employee recognizes and acknowledges that the covenants in this Section 6 are reasonable as to time, geographical coverage and restricted conduct and are necessary to protect Company's business and Trade Secrets. Employee further acknowledges that (a) Employee has entered into this Agreement freely as a result of balanced arm's length bargaining and with the full benefit of qualified counsel of his choosing and
(b) Company would not have engaged Employee without Employee's having agreed to these covenants.

     SECTION 7.     MISCELLANEOUS.

     7.1 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Employee and Company and its successors and assigns. Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

     7.2 GOVERNING LAWS. Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

     7.3 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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     7.4  NOTICES.  Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or three (3) business days after being sent by registered or certified mail, postage prepaid, and:


     (a)  If to Employee, addressed to:

               John Bartels
               4757 Riverview Road, N.W.
               Atlanta, Georgia 30327

     (b)  If to Company, addressed to:

               TSW International, Inc.
               3301 Windy Ridge Parkway
               Atlanta, Georgia 30339


     7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     7.6 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made.

     7.7 MODIFICATIONS, WAIVERS. This Agreement may be modified only by a written instrument signed by each of the parties hereto. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

     7.8 SEVERABILITY. Should any aspect or provisions of this Agreement proven valid or unenforceable for any reason, the remainder of the Agreement shall nonetheless be fully enforced to the fullest extent permitted by law, regardless of whether the invalid of unenforceable aspect or provision is facially severable from the remainder of the Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   TSW INTERNATIONAL, INC.
[CORPORATE SEAL]

                                   By: /s/ Christopher R. Lane
                                      -------------------------------------
                                   Title: CEO
                                         ----------------------------------


                                   EMPLOYEE:

                                   /s/ John Bartels
                                   ----------------------------------------
                                   John Bartels


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                                   EXHIBIT "A"
                         TO EMPLOYMENT AGREEMENT BETWEEN
                                  JOHN BARTELS
                                       AND
                             TSW INTERNATIONAL, INC.



     The following provisions relate to the grant by the Company to Employee of a stock option to purchase 141,600 shares of the common stock of the Company.

1.   Option Price:        $11.48 per share

2.   Term of Option:      ten (10) years

3.   Vesting Provision:   Not exercisable immediately; exercisable with respect
                          to 25% of shares upon each of the first four anniversary dates of the option, so that the option will be exercisable in full four years from its date.

4.   Termination of       No further vesting after termination of employment,
     Employment:          provided that if the termination of employment occurs
                          by reason of Employee's resignation due to a Relocation, outstanding options will immediately vest in full; vested portions of option may be exercised within three months following termination of employment and within one year following death;
                          Company may elect to permit Employee to hold non-vested portions of option, in whole or in part and/or at modified vesting terms.

5.   Change of Control:   Outstanding options will immediately vest in full upon
                          a "change in control" which shall be defined as any event which results in Warburg, Pincus Investors, L.P.
                          owning less than 50.1% of the outstanding common stock of the Company.

6.   Payment upon         Cash in full.
     Exercise: